THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

AMENDED AND RESTATED SENIOR SECURED PROMISSORY NOTE

Principal: $10,748,407.79 Effective Date: March 1, 2025

SHF HOLDINGS, INC. D/B/A SAFE HARBOR FINANCIAL, a Delaware corporation, with its principal place of business at 1526 Cole Blvd., Suite 250, Golden, Colorado 80401 (the "Borrower"), hereby unconditionally promises to pay to the order of PARTNER COLORADO CREDIT UNION, a Colorado not for profit corporation (the "Lender"), the principal amount set forth above (the "Principal Amount") plus interest on the principal balance hereof remaining unpaid from time to time in accordance with the provisions of this Amended and Restated Senior Secured Promissory Note (this "Note").

1. Alliance Documents. Borrower and Lender agree that: (i) this Note; (ii) the Security Agreement executed as of March 29, 2023 (the "Security Agreement"); (iii) the Securities Issuance Agreement, Lock-Up Agreement, and Registration Rights Agreement executed as of March 29, 2023 (collectively the "Securities Issuance Agreement"); and (iv) the Commercial Alliance Agreement dated December 30, 2024 ("Commercial Alliance Agreement") shall collectively be referred to herein as the "Alliance Documents" and each an "Alliance Document." Borrower hereby represents and warrants that all documents provided with respect to, identified in, or referenced in the Alliance Documents when made were true, complete, and correct in all material respects and do not contain any untrue statement of a material fact.

2. Interest Rate; Note Balance; Full Recourse; Modification; Fee.

a. The principal balance of this Note shall accrue interest at the rate of 4.25% per annum commencing as of the Effective Date set forth above. Interest shall be computed on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed. The foregoing provisions of this Note relating to interest shall at all times be subject to the provision of Section 13 below. Any regular payment hereunder that is received by Lender before the date it is due shall be subject to Section 5.

b. The term "Note Balance" shall refer to the principal amount of this Note due at such time together with interest, the Yield Maintenance Fees (defined below), late charges, and all other amounts due under this Note.

c. Borrower shall have full recourse liability under this Note for the repayment of the Note Balance and for the payment and performance of any and all other obligations of Borrower under this Note and all other Alliance Documents.

d. The parties hereto originally executed the *Senior Secured Promissory Note* on March 29, 2023 ("Original Note"). The parties agreed to the modification represented by this Note with the intention that: (i) this Note will fully substitute for, and replace, the Original Note; and (ii) any reference to "Promissory Note," "Note," or "Loan" in the Alliance Documents shall, after the Effective Date, reference this Note.

e. As of the Effective Date, and as a condition of Lender's acceptance hereof, Borrower shall pay $53,742.04 to Lender as a modification fee.

3. Payments. Subject to Section 6 of this Note:

a. From the Effective Date through January 5, 2027, on or before the 5th day of each month, Borrower shall make interest-only payments to Lender in the amounts set forth in the amortization schedule attached as Schedule A ("Amortization Schedule"); and

b. From February 5, 2027, through September 5, 2030, on or before the 5th day of each month, Borrower shall make principal and interest payments to Lender in the amounts set forth in the Amortization Schedule; and

c. On October 5, 2030 (the "Maturity Date"), the entire principal balance, plus accrued interest, of this Note as set forth in the Amortization Schedule, plus any other amount of the Note Balance, shall be due and payable by Borrower to the Lender (except to the extent prepaid or unless earlier due and payable prior to such date pursuant to the terms of this Note).

The parties agree and acknowledge that each amount set forth in the Amortization Schedule assumes compliance with the terms of this Note including no Event of Default (as defined below), late payments or other breaches of this Note. All amounts payable hereunder are payable in lawful money of the United States of America at the address of Lender set forth below in immediately available funds.

4. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Note Balance which is less than all amounts due and payable at such time, Lender may apply the amount received to amounts then due and payable (inclusive of unpaid collection costs, late charges, Yield Maintenance Fees, and expenses of Lender incurred in connection with Lender enforcing any rights under this Note and other Alliance Documents) in any manner and in any order determined by Lender, in Lender's discretion. Borrower agrees that neither Lender's acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender's application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

5. Prepayments.

a. This Note is subject to prepayment in immediately available funds at any time following written notice to Lender at the option of Borrower without penalty or premium except as set forth in clause (c) below. Any prepayment of less than the Note Balance shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments unless Lender agrees otherwise in writing.

b. If at any time there occurs any Change of Control, and upon written demand in accordance with Section 19 below, and received within sixty (60) following Lender's becoming aware of circumstances that would lead to a Change of Control, the Borrower shall immediately prepay in immediately available funds the Note Balance in full. For purposes hereof, "Change of Control" means an event or series of events by which:

i. any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right); or

ii. during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period and (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

c. Upon each prepayment or acceleration, in whole or in part for any reason prior to the Maturity Date, the Borrower shall pay to the Lenders a Yield Maintenance Fee on the principal amount of the Loan prepaid or accelerated. "Yield Maintenance Fee" means an amount not less than zero (calculated in good faith by the Lender, which calculation shall be conclusive absent manifest error) equal to all required remaining scheduled interest payments at the applicable interest rate provided in this Agreement due on the Principal Amount being prepaid or accelerated. Any Yield Maintenance Fee payable hereunder shall be presumed to be equal to the liquidated damages sustained by the Lender as the result of the occurrence of the prepayment or acceleration event, and Borrower agrees that it is reasonable under the circumstances currently existing. The Yield Maintenance Fee shall also be payable in the event any portion of the Note Balance is satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT COLLECTION OF THE YIELD MAINTENANCE FEE IN CONNECTION WITH ANY SUCH EVENT. It is expressly agreed that: (i) the Yield Maintenance Fee is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel, (ii) the Yield Maintenance Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct giving specific consideration in this transaction for such agreement to pay the Yield Maintenance Fee, (iv) the agreement to pay the Yield Maintenance Fee is a material inducement to fund the Loan, and (vi) the Yield Maintenance Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to (or profits lost by) the Lender.

6. **Time of Payment**. If any payment on this Note becomes due on a Saturday, Sunday or legal holiday under the laws of the State of Colorado (any day, other than any of the foregoing days, being referred to herein as a "Business Day"), then such payment shall be made on the next Business Day and such extension of time shall be included in computing interest in connection with such payment.

7. **Late Charge**. In the event that any payment which is due to the Lender, but is not received by the Lender when due, and remains unpaid for fifteen (15) days after the due date, in addition to and not in limitation of any other rights or remedies which the Lender may have with respect thereto under this Note, Borrower shall pay the Lender on demand a late charge equal to two and one-half percent (2.5%) of the past due amount. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 13 below.

8. **Security; Further Assurances.**

a. As security for the payment of this Note, Borrower is granting Lender a first lien priority security interest and/or other liens and rights in all of the collateral and security (the "Collateral") described in the Security Agreement.

b. Borrower hereby represents and warrants on and as of the date hereof that: (i) the Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Note, and the Borrower has taken all necessary action to authorize the same, and such execution, delivery and performance does not violate or contravene, or result in a breach or violation of any law, regulation, agreement, writ, order or enforceable contractual restriction applicable to or binding upon Borrower or any of its assets, and will not result in any lien upon any assets of the Borrower (other than the lien created hereunder and the Alliance Documents); and (ii) this Note has been duly executed and delivered, and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

c. Borrower agrees that from time to time, at its own expense, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that Lender may reasonably request to create, perfect or protect the security interest purported to be granted by Borrower under the Security Agreement in the Collateral or to enable Lender to exercise and enforce its rights and remedies under the Security Agreement with respect to any of the Collateral.

d. Borrower acknowledges that it is not authorized to file, or to authorize the filing of, any financing statement or amendment or termination statement with respect to Borrower or any of its assets without the prior written consent of Lender.

9. **No Offset.** The principal balance of this Note and the accrued interest and other amounts due hereunder shall be payable on the dates and at the rates set forth herein, without counterclaim, deduction, offset or recoupment of any kind.

10. **Covenants**. Borrower covenants and agrees that, as long as any portion of the Note Balance is outstanding, it:

a. Except as may be publicly disclosed, shall promptly notify Lender: (i) of any matter that has resulted or could reasonably be expected to result in the occurrence of any default or breach of this Note, an Alliance Document, or constitutes a Material Adverse Effect (as that term is defined in the Securities Issuance Agreement); and (ii) any material change in Borrower's accounting policies or financial reporting practices. Each notice pursuant to this clause (a) shall be accompanied by a statement setting forth the details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

b. Shall pay and discharge (or bond or insure against) as the same shall become due and payable: (i) all tax liabilities, assessments and governmental charges or levies upon Borrower or its properties or assets, and (ii) all lawful claims of materialmen and mechanics, for labor, materials and supplies which, if unpaid, would by law become a lien or encumbrance upon the property of Borrower, unless (in either case) the same are being disputed or contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower.

c. Shall: (i) preserve, renew, and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; and (ii) take all reasonable action to maintain all rights, privileges, permits, and licenses that are materially necessary or desirable in the normal conduct of its business.

d. Except as provided in Schedule 10(d), shall comply in all respects with the requirements of all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders and licenses of any Governmental Authority (as that term is defined in the Securities Issuance Agreement) and judgments, decrees, injunctions, writs, permits, orders or like action of any Governmental Authority, except in such instances in which such requirement of law or order, writ, injunction or decree is being disputed or contested in good faith by appropriate proceedings diligently conducted.

e. Shall, upon the formation or acquisition of any new direct or indirect Subsidiary (as that term is defined in the Securities Issuance Agreement) by Borrower, within fifteen (15) days and at the Borrower's expense, cause such Subsidiary to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of Lender to vest in Lender valid and subsisting liens and encumbrances on the properties purported to be held by that Subsidiary.

f. Shall not, without the prior written consent of Lender: (i) merge, dissolve, liquidate, consolidate with or into another Person (as that term is defined in the Securities Issuance

Agreement) such that a Change of Control occurs as defined in Section 5(b) of this Note; or (ii) sell, transfer, assign or otherwise dispose of (directly or indirectly, and whether in one transaction or in a series of transactions) all or substantially all of Borrower's assets (whether now owned or hereafter acquired) to or in favor of any Person.

g. Shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, pay or declare any cash or property dividends, nor otherwise make a distribution of capital or income, nor redeem, retire or repurchase any stock of Borrower.

h. Shall not, without the prior written consent of Lender, permit a Debt Service Coverage Ratio of less than 1.4 to 1.0, which shall be tested at Lender's request on no less than an annual basis. "Debt Service Coverage Ratio" means, as of the date of determination, the monthly Adjusted EBITDA divided by the monthly principal and interest due under the Note. As used herein, "Adjusted EBITDA" shall mean, for the relevant period, Net Income as reported in the Borrower's financial statements filed with the Securities and Exchange Commission, with adjustments to Net Income as reported by the Borrower, to include: interest expense, tax expense, depreciation expense, amortization expense, loan loss provision, loan origination fees and costs, change in warrant and forward purchase derivatives, impairment or reserve or any intangible assets, and stock-based compensation. As used herein, "Income" shall refer to Net Income as reported by the Borrower in its financial statements filed with the Securities and Exchange Commission.

i. Shall provide written notice ("Notice") to the Lender, and shall otherwise comply with provisions of this Note upon any event where the Borrower intends to: (i) buy, acquire, purchase, or assume the possession of (directly or indirectly, and whether in one transaction or in a series of transactions) all or substantially all of another Person's assets or equity interests; (ii) except in the ordinary course of business, make any loans or advances to, or investment in, any Person; or (iii) enter into any transaction of any kind with any Affiliate (as that term is defined in the Securities Issuance Agreement) of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms not less favorable in any material respect than would be obtainable by Borrower at the time in a comparable arm's length transaction with a Person other than an Affiliate. Subsections (i) and (ii) of this Section 10(i) shall not apply in the event that Borrower remains in compliance Debt Service Coverage Ratio defined in Section 10(h).

11. Events of Default. Any one or more of the following events shall be an "Event of Default" hereunder:

a. *Failure to Pay*. Borrower shall fail to pay any amount due within fifteen (15) days of the date when due or the Note Balance upon the Maturity Date (whether by the passage of time or by acceleration upon an Event of Default or otherwise); or

b. *Voluntary Bankruptcy or Insolvency Proceedings*. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization

or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vi) take any action for the purpose of effecting any of the foregoing; or

c. *Involuntary Bankruptcy or Insolvency Proceedings*. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower of all or a substantial part of the of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

d. *Breach of Obligation*. Except as provided in clause (a) above, Borrower breaches any representation, warranty, obligation, agreement or covenant to Lender under this Note and does not cure such breach (if curable) within thirty (30) days after written notice thereof has been given by Lender; or

e. *Sale of Borrower*. Except as provided in Section 10(f), the sale, transfer or conveyance of all or substantially all of the capital stock of Borrower, or the grant of an option or right with respect thereto, or the sale, transfer or conveyance of all or substantially all of Borrower's assets not in the ordinary course of business; or

f. *Cross Default*. Borrower breaches any representation, warranty, obligation, agreement or covenant to Lender under the Alliance Documents, which is not cured in accordance with any cure rights existing thereunder.

Upon the occurrence of any Event of Default (other than an Event of Default described in subsections (b) or (c) above) and at any time thereafter during the continuance of such Event of Default, Lender by written notice to Borrower may declare all outstanding indebtedness represented by this Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in subsections (b) or (c) above, the Note Balance shall, immediately and without notice, automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right, power or remedy granted to it under this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

12. Remedies Cumulative; Recovery of Judgment; Waiver of Presentment.

a. No right or remedy conferred upon or reserved to the Lender under this Note or now or hereafter existing at law or in equity, by statute, or other legislative enactment, is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be

cumulative and concurrent, and shall be in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of the Lender, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur. No act or omission of the Lender, or any course of dealing, shall be deemed or construed as an election to proceed under any one such right or remedy to the exclusion of any other such right or remedy; furthermore, each such right or remedy of the Lender shall be separate, distinct, and cumulative and none shall be given effect to the exclusion of any other. The failure to exercise or delay in exercising any such right or remedy, or the failure to insist upon strict performance of any term of any of this Note, shall not be construed as a waiver or release of the same, or of any Event of Default thereunder, or of any obligation or liability of Borrower hereunder.

b. The recovery of any judgment by the Lender shall not affect in any manner any rights, remedies, or powers of the Lender under this Note, but such rights, remedies and power of the Lender shall continue unimpaired as before. Further, the exercise by the Lender of its rights and remedies and the entry of any judgment by the Lender shall not affect in any way the interest rate payable hereunder on any amounts due to the Lender, but interest shall continue to accrue on such amounts at the Default Rate (as defined in Section 13 below).

c. Borrower hereby waives: (i) presentment, demand, notice of nonpayment, protest, notice of protest, any other notice of dishonor, notice of intent to accelerate and notice of acceleration; (ii) all other notices or further notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note; (iii) diligence of collection of this Note; (iv) all benefit that might accrue to Borrower by virtue of any present or future exemption laws, including, without limitation, laws exempting any property, real, personal or mixed, or any part of the proceeds arising from any sale of such property, from attachment, levy or sale under execution; (v) all benefit that might accrue to Borrower by virtue of any present or future laws providing for valuation or appraisement, stay of execution, exemption from civil process, or extension of time for payment; and (vi) any right to require marshalling of assets.

d. Borrower agrees that the Lender may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of this Note (and Borrower hereby waives any notice of any of the foregoing), and that this Note may be amended, supplemented or modified by agreement of both the Lender and Borrower. Any action taken by the Lender pursuant to the foregoing shall in no way be construed as a waiver or release of any right or remedy of the Lender, or of any Event of Default, or of any liability or obligation of Borrower, under this Note.

13. Default Rate. Upon the occurrence of an Event of Default, whether or not the Lender has elected to accelerate the indebtedness evidenced by this Note and whether or not the Lender has given any notice that this Note shall then be subject to the Default Rate, this Note shall bear interest from the occurrence of such Event of Default at a rate per annum, determined on a daily basis, calculated at the rate of eleven percent (11.00%) per annum (the "Default Rate"), but in no event more than the highest rate permitted by the applicable usury law in respect of Borrower, until the unpaid balance of this Note, including principal, interest and any other charges, shall have been paid in full. Borrower acknowledges that:

a. the Default Rate is a material inducement to the Lender to make this Note;

b. the Lender would not have made this Note in the absence of the agreement of Borrower to pay the Default Rate;

c. the Default Rate represents compensation for increased risk to the Lender that this Note will not be repaid; and

d. the Default Rate is not a penalty and represents a reasonable estimate of the cost to the Lender in allocating its resources to the ongoing review, monitoring, administration and collection of this Note, and compensation to the Lender for losses that are difficult to ascertain.

In no event shall the amount of interest due or payable under this Note exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is inadvertently paid by Borrower or inadvertently received by Lender, then such excess sum shall be credited as a payment of principal hereunder. It is the express intent of the parties hereto that Borrower not pay and Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under applicable law. If Borrower makes any payment of interest hereunder in excess of such lawful rate, such excess shall be applied to reduce the Note Balance in accordance with Section 5 above.

14. Costs and Expenses. Following the occurrence of any Event of Default, Borrower shall pay to the Lender, upon demand, all reasonable costs and expenses incurred by the Lender in reviewing, acquiring, evidencing, protecting, perfecting, evaluating, taking possession of, foreclosing upon, or realizing on its security interest in the Collateral, including, without limitation, insurance premiums and the fees of attorneys, accountants, evaluation consultants, movers, storage facilities, recording offices, and collateral agents. Any amount referenced in the preceding sentence not paid within ten (10) days following demand thereof shall be added to the Note Balance hereunder and shall bear interest at the Default Rate from the date of such demand until paid in full. In connection with and as part of the foregoing, in the event that this Note is placed in the hands of an attorney for the collection of any sum payable thereunder, Borrower agrees to pay reasonable attorneys' fees for the collection of the amount being claimed under this Note, as well as all costs, disbursements and allowances provided by law.

15. Severability. In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

16. Heirs, Successors and Assigns. This Note inures to the benefit of and is enforceable by the Lender and its heirs, executors, administrators, successors, and assigns. This Note binds and is enforceable against Borrower and its successors and assigns. The words "Lender" and "Borrower"

whenever occurring herein shall be deemed and construed to include such respective heirs, executors, administrators, successors, and assigns.

17. Indemnity.

(a) Borrower agrees to indemnify and hold harmless the Lender (and its successors and assigns), and each affiliate thereof and each director, officer, employee, agent or representative thereof (each, an "Indemnified Person") in connection with any losses, claims, damages, liabilities or other expenses (whether asserted by the Borrower or any third party) to which such Indemnified Persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Note or the other Alliance Documents (a "Loss"); provided, however, that the Borrower shall have no obligation to an Indemnified Person with respect to a Loss (i) to the extent such is determined to have resulted solely from: (A) the negligence, gross negligence, or willful misconduct of that Indemnified Person, (B) the failure of such Indemnified Person to perform its obligations under any of the Alliance Documents, or (C) such Indemnified Person's violation of law; or (ii) in connection with the obligations of any Indemnified Person under any Alliance Documents.

(b) If any claim for indemnification arises, the Indemnified Person shall promptly give notice to the Borrower with reasonable specificity of the facts supporting the claim as then known. The Borrower shall have thirty (30) days from the Indemnified Person's notice of the claim to notify the Indemnified Person of the Borrower's objection, if any, to the nature or amount of the proposed claim for indemnification, specifying the grounds for such objection as then known, or shall provide notice within that period of its agreement that the Indemnified Person shall be entitled to indemnification as set forth in the notice of the claim. If no such notice of objection is timely given by the Borrower or if notice of agreement is given, the Indemnified Person shall be entitled to indemnification in accordance with Section 17(c) in the amount of the Loss incurred in connection with such indemnifiable claim. If notice of objection is timely given, the dispute may be resolved in accordance with Section 23 or by agreement between the Indemnified Person and the Borrower.

(c) Once a Loss is agreed to by the Borrower or finally adjudicated to be payable pursuant to Section 23, Borrower shall satisfy its obligations within thirty (30) days by wire transfer of immediately available funds. If the Company fails to satisfy such obligation within thirty (30) days, any outstanding amount shall be added to the Note and shall bear interest at the Default Rate from the date of such demand until paid in full.

(d) Except as set forth in Section 17(a), none of PCCU or its successors or assigns shall be responsible or liable to the Borrower or any other person for damages which may be alleged as a result of the Alliance Document.

18. Assignment and Transfer. In no event may the Borrower or Lender assign this Note or any of its rights or obligations hereunder without the other party's written consent, which may not be unreasonably withheld, conditioned, or delayed.

19. Notices. Any notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission if sent by facsimile or email with receipt electronically confirmed to the sender, (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All such notices shall be given to Borrower and Lender at their respective address set forth below:

If to Borrower:	SHF Holdings, Inc. 1526 Cole Blvd., Suite 250 Golden, Colorado 80401 Attn: Terrance E. Mendez, Chief Executive Officer Email: terry.mendez@shfinancial.org
If to Lender:	Partner Colorado Credit Union 6221 Sheridan Boulevard Arvada, CO 80003 Attn: Douglas M. Fagan, Chief Executive Officer Email: FaganD@partnercoloradocu.org

Any party hereto may designate additional or different addresses for notices or communications by notice to the other party hereto in accordance with the foregoing.

20. Definitions; Number and Gender. For purposes of this Note, the singular shall be deemed to include the plural and the neuter shall be deemed to include the masculine and feminine, as the context may require.

21. Captions. The captions or headings of the sections in the Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

22. Integration. This Note and the schedules and exhibits referenced herein represent the agreement of Borrower and Lender with respect to the subject matter hereof and supersedes all negotiations and prior writings with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Borrower and Lender relative to subject matter hereof that are not expressly set forth or referred to herein or in the other Alliance Documents. The parties hereto have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed

as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Note.

23. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

a. This Note shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

b. SUBMISSION TO JURISDICTION. BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE NO ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, SHALL BE COMMENCED IN ANY WAY RELATING TO THIS NOTE, IN ANY FORUM OTHER THAN THE STATE AND FEDERAL DISTRICT COURTS SITTING IN THE COUNTY OF DENVER, COLORADO. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

c. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND BORROWER AND LENDER WISH APPLICABLE COLORADO STATE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), BORROWER AND THE LENDER DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH OF BORROWER AND LENDER, BY ACCEPTANCE HEREOF, WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS NOTE.

[*Signature Page To Follow*]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has executed this Note effective as of the day and year first above written.

SHF HOLDINGS, INC.

Terrance E. Mendez
Terrance E. Mendez (Mar 3, 2025 11:47 MST)

Terrance E. Mendez, CEO

SCHEDULE 10(d)

Borrower currently provides, and since its formation has provided, financial services to businesses in and associated with the cannabis industry, and provides such services in accordance with applicable state law and within guidance published by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury ("FinCen"), including "BSA Expectations Regarding Marijuana-Related Businesses" issued February 14, 2014 (the "FinCen Guidance"). Nevertheless, under U.S. federal law, cannabis (or marijuana) remains a Schedule I controlled substance pursuant to the Controlled Substances Act. The Borrower's activities do not directly involve the manufacture, distribution or dispensation of marijuana, although its current customers are involved in such activities.

SCHEDULE A -AMORTIZATION SCHEDULE

Loan Amortization Schedule
AMENDED AND RESTATED Senior Secured Promissory Note

Effective Date:	1/31/2025
Amount:	$10,748,407.79
APR:	4.25%
Term (months):	69
Frequency:	Monthly
Other:	Interest only for the first 24 months; fully amortizing thereafter, baloon in 69th month

Period	Days Accured Interest	Date	Payment	*Principal*	*Interest*	Balance Due
1	31	2/5/2025	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
2	28	3/5/2025	$35,042.75	*$0.00*	*$35,042.75*	$10,748,407.79
3	31	4/5/2025	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
4	30	5/5/2025	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
5	31	6/5/2025	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
6	30	7/5/2025	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
7	31	8/5/2025	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
8	31	9/5/2025	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
9	30	10/5/2025	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
10	31	11/5/2025	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
11	30	12/5/2025	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
12	31	1/5/2026	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
13	31	2/5/2026	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
14	28	3/5/2026	$35,042.75	*$0.00*	*$35,042.75*	$10,748,407.79
15	31	4/5/2026	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
16	30	5/5/2026	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
17	31	6/5/2026	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
18	30	7/5/2026	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
19	31	8/5/2026	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
20	31	9/5/2026	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
21	30	10/5/2026	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
22	31	11/5/2026	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
23	30	12/5/2026	$37,545.81	*$0.00*	*$37,545.81*	$10,748,407.79
24	31	1/5/2027	$38,797.33	*$0.00*	*$38,797.33*	$10,748,407.79
25	31	2/5/2027	$100,300.73	*$61,503.40*	*$38,797.33*	$10,686,904.39
26	28	3/5/2027	$100,300.73	*$65,458.49*	*$34,842.24*	$10,621,445.90
27	31	4/5/2027	$100,300.73	*$61,961.68*	*$38,339.05*	$10,559,484.22
28	30	5/5/2027	$100,300.73	*$63,414.86*	*$36,885.87*	$10,496,069.36
29	31	6/5/2027	$100,300.73	*$62,414.23*	*$37,886.50*	$10,433,655.13
30	30	7/5/2027	$100,300.73	*$63,854.40*	*$36,446.33*	$10,369,800.73
31	31	8/5/2027	$100,300.73	*$62,870.01*	*$37,430.72*	$10,306,930.72
32	31	9/5/2027	$100,300.73	*$63,096.95*	*$37,203.78*	$10,243,833.77
33	30	10/5/2027	$100,300.73	*$64,517.48*	*$35,783.25*	$10,179,316.30
34	31	11/5/2027	$100,300.73	*$63,557.58*	*$36,743.15*	$10,115,758.72
35	30	12/5/2027	$100,300.73	*$64,964.86*	*$35,335.87*	$10,050,793.85
36	31	1/5/2028	$100,300.73	*$64,021.49*	*$36,279.24*	$9,986,772.36
37	31	2/5/2028	$100,300.73	*$64,252.59*	*$36,048.14*	$9,922,519.77
38	29	3/5/2028	$100,300.73	*$66,795.24*	*$33,505.49*	$9,855,724.54
39	31	4/5/2028	$100,300.73	*$64,725.61*	*$35,575.12*	$9,790,998.92
40	30	5/5/2028	$100,300.73	*$66,099.30*	*$34,201.43*	$9,724,899.63
41	31	6/5/2028	$100,300.73	*$65,197.84*	*$35,102.89*	$9,659,701.79
42	30	7/5/2028	$100,300.73	*$66,557.94*	*$33,742.79*	$9,593,143.85
43	31	8/5/2028	$100,300.73	*$65,673.42*	*$34,627.31*	$9,527,470.43
44	31	9/5/2028	$100,300.73	*$65,910.48*	*$34,390.25*	$9,461,559.95

Period	Days Accured Interest	Date	Payment	*Principal*	*Interest*	Balance Due
45	30	10/5/2028	$100,300.73	*$67,250.08*	*$33,050.65*	$9,394,309.88
46	31	11/5/2028	$100,300.73	*$66,391.13*	*$33,909.60*	$9,327,918.75
47	30	12/5/2028	$100,300.73	*$67,716.90*	*$32,583.83*	$9,260,201.84
48	31	1/5/2029	$100,300.73	*$66,875.21*	*$33,425.52*	$9,193,326.64
49	31	2/5/2029	$100,300.73	*$67,116.60*	*$33,184.13*	$9,126,210.04
50	28	3/5/2029	$100,300.73	*$70,546.78*	*$29,753.95*	$9,055,663.25
51	31	4/5/2029	$100,300.73	*$67,613.51*	*$32,687.22*	$8,988,049.74
52	30	5/5/2029	$100,300.73	*$68,904.12*	*$31,396.61*	$8,919,145.63
53	31	6/5/2029	$100,300.73	*$68,106.28*	*$32,194.45*	$8,851,039.35
54	30	7/5/2029	$100,300.73	*$69,382.72*	*$30,918.01*	$8,781,656.63
55	31	8/5/2029	$100,300.73	*$68,602.56*	*$31,698.17*	$8,713,054.07
56	31	9/5/2029	$100,300.73	*$68,850.19*	*$31,450.54*	$8,644,203.89
57	30	10/5/2029	$100,300.73	*$70,105.22*	*$30,195.51*	$8,574,098.66
58	31	11/5/2029	$100,300.73	*$69,351.76*	*$30,948.97*	$8,504,746.91
59	30	12/5/2029	$100,300.73	*$70,592.37*	*$29,708.36*	$8,434,154.54
60	31	1/5/2030	$100,300.73	*$69,856.90*	*$30,443.83*	$8,364,297.64
61	31	2/5/2030	$100,300.73	*$70,109.05*	*$30,191.68*	$8,294,188.59
62	28	3/5/2030	$100,300.73	*$73,259.40*	*$27,041.33*	$8,220,929.18
63	31	4/5/2030	$100,300.73	*$70,626.55*	*$29,674.18*	$8,150,302.63
64	30	5/5/2030	$100,300.73	*$71,830.49*	*$28,470.24*	$8,078,472.14
65	31	6/5/2030	$100,300.73	*$71,140.77*	*$29,159.96*	$8,007,331.37
66	30	7/5/2030	$100,300.73	*$72,329.91*	*$27,970.82*	$7,935,001.46
67	31	8/5/2030	$100,300.73	*$71,658.64*	*$28,642.09*	$7,863,342.82
68	31	9/5/2030	$100,300.73	*$71,917.29*	*$28,383.44*	$7,791,425.53
69	30	10/5/2030	$100,300.73	*$73,084.11*	*$27,216.62*	$7,718,341.42
ADDITIONAL PRINCIPAL (Balloon) due:10/05/2030				*$7,718,341.42*		$0.00